Exhibit 10.22

COMMERCIAL LEASE

(Master Sublease Form)

BETWEEN

WAINSHAL MILL LEASING COMPANY LLC

(Landlord)

AND

RRCC REALTY, LLC

(Tenant)

ARTICLE I

Parties

Section 1.01 Lease: This Commercial Lease (this “Lease”) is entered into between Wainshal Mill Leasing Company LLC, a New Hampshire limited liability company (“Landlord”) and RRCC Realty, LLC, a New Hampshire limited liability company (“Tenant”).

Each reference in this Lease to any of the following terms or phrases shall be construed to incorporate the corresponding definition stated in this Section 1.01.

Lease Execution Date:	May 8, 2008.

Nature of this Lease – as sublease	Tenant acknowledges that Landlord is leasing the Building and Property from Claremont Mill Redevelopment, LLC (referred to in this Lease as the “Master Landlord”) under the terms of a Master Lease Agreement (the “Master Lease”) and that all of Landlord’s rights with respect to the Premises are subject to the terms of the Master Sublease.

Building and Property:	A certain six story building located at 21 Water Street, Claremont, New Hampshire, commonly referred to as the Wainshal Building and referred to herein as the “Building”. The Building and the land parcel(s) on which it is located and the sidewalks adjacent thereto are hereinafter collectively referred to as the “Property”.

Premises:	All Tenant Space located on the fourth and fifth floors of the Building. The Premises is substantially as shown on Exhibit A hereto. Common areas shown on Exhibit A hereto are expressly excluded from the Premises, and Tenant Space excludes all those portions of the Building that are excluded from the Premises pursuant to Section 2.01.

Premises Rentable Area;	Approximately 20,566 square feet.

Commencement Date:	The date on which Landlord delivers the Premises to Tenant in accordance with Section 2.02.

Rent Commencement Date:	The earliest to occur of the date on which the City of Claremont issues a certificate of occupancy for the Building, or the date on which Tenant first commences the conduct of its business from the Premises.

Initial Term:	That period commencing on the Commencement Date and expiring on December

31 of the tenth full calendar year following the year during which the Commencement Date occurs.

Lease Year:	For the purposes of the timing of Annual Rent, the term “Lease Year” shall mean a period of twelve (12) consecutive months commencing on January 1 of each year and ending on December 31 of each year, except for the initial lease year which shall start on the Commencement Date and end on December 31 of the year in which the Commencement Date occurs.

Annual Rent:	Annual Rent during the Initial Term shall be in the amount set forth below. Tenant shall pay Annual Rent in monthly installments as set forth below, per Section 4.01.

Lease Year	Annual Rent	Monthly Payment

Partial*	$162,849	$32,569.80
1	$406,754	$33,896.17
2	$415,492	$34,624.34
3	$425,196	$35,433.00
4	$435,757	$36,313.09
5	$449,480	$37,456.67
6	$484,117	$40,343.09
7	$514,784	$42,898.67
8	$526,004	$43,833,67
9	$537,627	$44,802.25
10	$549,518	$45,793.17

* Based on estimated Rent Commencement Date of August 1, 2009

During each Extension Term, as defined in Section 3.02, the Annual Rent payable during each Lease Year of such Extension Term shall be increased by the greater of (i) three percent (3%) per Lease Year over the previous Lease Year, or (ii) such greater amount as Landlord shall specify to Tenant by means of a written notice given not less than 270 days before the commencement of the Extension Term during which such increase is to be implemented (it being agreed that no such notice is required for any 3% increase implemented in accordance with clause (i) above).

Permitted Uses:	Office Space/Hotel Space or other permitted uses by local zoning so long as such uses are not otherwise prohibited by this Sublease, subject to the provisions of Subsection 6.02, including without limitation, the Prohibited Uses of the Premises.

Prohibited Uses:

The following uses of the Premises shall be Prohibited Uses:

Tenant, by its execution hereof, acknowledges and agrees that in addition to any other use prohibition reflected in this Lease Agreement, and in order to permit the Landlord to comply with the new market tax credits (“NMTCs”) rules and regulations, it will not use any portion of the Premises (whether directly or through any permitted subtenant) to operate any of the following businesses:

private or commercial golf course;

country club;

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massage parlor;

hot tub facility;

suntan facility;

racetrack or other facility used for gambling; and

any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

Items a through g above are hereinafter referred to as the “Excluded Businesses”.

In addition to not performing any of the Excluded Businesses on the Premises, Tenant shall not rent to others, any portion of the Premises as residential rental property, as defined in Section 168(e)(2)(A) of the Internal Revenue Code of the United States of America (the “Code”). Failure of Tenant to comply with the Excluded Business prohibitions or the restriction on residential leasing will be a basis for immediate termination of the Lease Agreement.

In addition, notwithstanding anything in this Lease to the contrary, Tenant shall not enter into any sublease of any portion of the Premises whose occupancy thereof would, singularly, or in the aggregate with other tenants or subtenants of the Premises, cause the Premises to be deemed “tax exempt use property” under Section 47(c)(2)(B)(v) of the Code.

In addition, so long as Common Man Claremont, Inc. operates a hotel in the Building, Tenant shall not (whether directly or through any permitted subtenant) operate a hotel or restaurant on the Premises.

Security Deposit:	None required during Initial Term.

Commercial General Liability Insurance Limits:	One Million Dollars ($1,000,000) per occurrence (combined single limit) for property damage, bodily and personal injury and death.

Original Address of Landlord:	30 Community Drive, Suite 4, South Burlington, Vermont, 05403.

Original Address of Tenant:	85 Mechanic Street, Rivermill Complex, Suite 400, Lebanon, NH, 03766.

ARTICLE II

Leased Premises

Section 2.01 Lease of Premises: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease, the Premises, excluding all parts of the Building located beyond the unfinished and undecorated interior surfaces of the walls, floor and ceiling of the Premises, including without limitation, the exterior faces of exterior walls, the common lobbies, hallways, stairways, stairwells, elevator shafts (if any) and other common areas, and the escalators (if any), elevators (if any), pipes, ducts, conduits, wires and appurtenant fixtures and other common facilities serving the common areas, the Premises and the premises of other tenants in the Building. Tenant shall have, as appurtenant to the Premises, rights to use, in common with others, subject to reasonable rales of general applicability to tenants of the Building from time to time made by Landlord of which Tenant is given notice: (a) the common lobbies, hallways and stairways of the Building, (b) the common escalators (if any), elevators (if any), pipes, ducts, conduits, wires and

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appurtenant fixtures and other common facilities serving the Premises, (c) common walkways and driveways (if any) necessary for access to the Building, and (d) if the Premises include less than all of the rentable area of any floor of the Building, the common toilets and other common facilities (if any) located on such floor.

Section 2.02 Possession: The Commencement Date shall be the earlier of the date on which Landlord delivers the Premises to Tenant in as-is condition, or the date on which Tenant’s personnel shall occupy all or any part of the Premises for the conduct of its business. If Tenant is given possession of the Premises prior to the Commencement Date of the Initial Term, this Lease shall be in full force and effect as of the date of possession and Tenant shall be subject to all of the terms, conditions, provisions and obligations of the Lease, including the Tenant’s obligation to pay pro-rated rent until the beginning of the Initial Term.

Section 2.03 Acceptance of Premises “As Is”: Tenant acknowledges that Landlord has made no representation or warranty as to the condition of the Building or Premises, nor the suitability thereof for the conduct of Tenant’s business. Tenant accepts the Premises in their present state and subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Building and Premises, and accepts this Lease subject thereto and to all matters disclosed thereby and by any exhibits attached hereto.

Section 2.04 Building Renovations: Landlord agrees to cause the renovation of the Building by the Master Landlord, in accordance with the plans and specifications attached hereto as Exhibit B (referred to herein, as the “Building Renovations”); and Master Landlord agrees to perform the Building Renovations in the manner specified herein. The Building Renovations shall be done by Master Landlord and subject to the limitations set forth herein, without cost and expense to Tenant. Under no circumstances shall Master Landlord be under any obligation under this Lease, or otherwise, to expend more than $8,632,055 on the Building Renovations (the “Fixed Renovation Cost”). Master Landlord agrees to make commercially reasonable efforts to complete the Building Renovations on the schedule attached hereto as Exhibit C. Tenant acknowledges that ReArch Company, LLC has been selected by Master Landlord to act as general contractor (the “General Contractor”) to perform the Building Renovations under a fixed-price contract in the amount of the Fixed Renovation Cost; that Tenant has been provided with a copy of the contact pursuant to which the General Contractor has agreed to perform the Building Renovations (the “Building Renovation Contract”): that Tenant has reviewed, the Building Renovation Contract with such legal and other advisors as it deems necessary or appropriate and understands the terms, covenants and conditions of said contract; and that Tenant has been given the opportunity to question the General Contractor and obtain such other and additional information from the General Contractor as Tenant deems necessary or appropriate prior to entering into this Lease; and on such basis, hereby ratifies, confirms and affirms the selection of the General Contractor to perform the Building Renovations.

Section 2.05 Tenant Fit-up:

(a) Except as otherwise expressly provided in Section 2.05(b) with regard to the Initial Premises Fit-up, all alterations or improvements to the Premises and/or Building required or desired by Tenant to prepare the Premises for Tenant’s occupancy, or to alter or change the Premises thereafter (referred to herein as “Tenant’s Work”), shall be approved by the Landlord in advance, and all costs relating thereto shall be paid for by the Tenant, including without limitation, the cost of all construction drawings and specifications for the improvements to the Premises and/or Building (e.g. mechanical, electrical, cabling, plumbing and architectural plans).

(i) Prior to performing any Tenant’s Work, Tenant shall, at its sole cost and expense, cause its architect to prepare construction drawings and specifications for the improvements to the Premises which shall include mechanical, electrical, cabling, plumbing and architectural plans, and which shall be in accordance with. Landlord’s plan submission standards set forth on Exhibit D attached hereto (the “Tenant’s Plans”), which Tenant’s Plans shall be subject to review and approval by Landlord as provided in Exhibit D and this Section 2.05(a), and shall be submitted to Landlord for its approval, which shall not be unreasonably withheld so long as Tenant’s Plans are consistent with standards adopted by Landlord for the Building. Landlord shall use reasonable efforts to respond to any submittal by Tenant of Tenant’s Plans within ten (10) days of receipt by Landlord thereof

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(within five (5) days after receipt of any request for approval to routine change orders). Tenant shall make any changes or corrections to Tenant’s Plans within five (5) days of receipt by Tenant of Landlord’s response to any such submittal.

(ii) Upon approval of Tenant’s Plans by Landlord, Tenant shall cause its contractor(s) to perform Tenant’s Work in accordance with Tenant’s Plans, diligently and continuously until Tenant’s Work reaches Substantial Completion, as defined below. Tenant’s Work shall be performed in accordance with the requirements of Exhibit D and the applicable provisions of this Lease, and Tenant shall be responsible for all construction management, Landlord shall permit Tenant to use common conduits, to the extent available and so long as such use does not interfere with existing cables and wires, for the purpose of installing cabling and wiring that serve the Premises. For purposes hereof “Substantial Completion” shall occur on the first (1st) day that all of the following requirements have been met: (i) all work shown and described in Tenant’s Plans, and any modifications thereto approved by Landlord, has been completed, with only punchlist items (i.e., minor details of decoration or mechanical adjustment) excepted; (ii) Tenant’s architect has issued a certificate of substantial completion on the standard A1A form, which has been delivered to Landlord; (iii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant are functioning properly; (iv) the Premises are reasonably free of debris and construction materials, (v) all required governmental inspections have been successfully completed and a certificate of occupancy has been issued permitting occupancy and use of the Premises by Tenant for the Permitted Uses; and (vi) Tenant has obtained and delivered to Landlord all of the documents listed in Paragraph H of Exhibit D (or Landlord shall at any time elect to waive such condition).

(iii) Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 2.05(a). The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party’s Construction Representative or by notice from Landlord or Tenant pursuant to Section 11.06. Notwithstanding anything to the contrary contained herein, any notices or other communication under this Section may be made by letter or other writing sent by U.S. mail, facsimile or email, provided the communication is made by one party’s Construction Representative to the other party’s Construction Representative.

(iv) Notwithstanding any other provision of this Lease to the contrary, Tenant hereby expressly recognizes and agrees that the Building is being, or has been renovated by Master Landlord to comply with the Standards for Rehabilitation established by the Secretary of the Interior set forth at 36 C.F.R. 67.7 (the “Secretary Standards”), and will qualify for historic rehabilitation tax credits available in connection with such rehabilitation work. The historic rehabilitation tax credits will provide an important economic benefit to Master Landlord; therefore, any alterations to the Premises must be performed with great care to comply with the Secretary’s Standards, and may only be performed after consultation with and approval by Master Landlord’s historic consultant. Tenant will bear the cost and expense associated with performing the approved alternation as well as the fee associated with retaining Master Landlord’s historic consultant.

(b) Landlord shall cause to be performed by the Master Landlord, the fit-up of the Premises in accordance with the plans and specifications attached hereto as Exhibit E (the “Initial Premises Fit-up”); and Master Landlord agrees to perform the Initial Premises Fit-up in the manner specified herein. The Initial Premises Fit-up shall be done by Master Landlord and subject to the limitations set forth herein, without cost and expense to Tenant. Under no circumstances shall Master Landlord be under any obligation under this Lease, or otherwise, to expend more than $2,079,310 on the Initial Premises Fit-up (the “Fixed Fit-up Cost”). Master Landlord agrees to make commercially reasonable efforts to complete the Initial Premises Fit-up on the schedule attached hereto as Exhibit F. Tenant acknowledges that the General Contractor shall perform the Initial Premises Fit-up under a fixed-price contract in the amount of the Fixed Fit-up Cost; that Tenant has been provided with a copy of the contract pursuant to which the General Contractor has agreed to perform the Initial Premises Fit-up (the “Initial Fit-up Contract”); that Tenant has reviewed the Initial Fit-up Contract with such legal and other advisors as it deems necessary or appropriate and understands the terms, covenants and conditions of said contract; and that Tenant has been given the opportunity to question the General Contractor and obtain such other and additional information from the General Contractor as Tenant deems necessary or appropriate prior to entering into this Lease;

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and on such basis, hereby ratifies, confirms and affirms the selection of the General Contractor to perform the Initial Premises Fit-up.

Section 2.06 Quiet Enjoyment: Landlord agrees that upon Tenant’s paying the rent and performing and observing the agreements, conditions and other provisions on its part to be performed and observed, Tenant shall and may peaceably and. quietly have, hold and enjoy the Premises during the Term hereof without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

Section 2.07 Subordination and Attornment: This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to any ground or master lease, and to any and all mortgages, which may now or hereafter affect the Property, Building, the Premises and/or any such lease. This section shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, the lessor under any such lease or the holder of any such mortgage or any of their respective successors in interest may reasonably request to evidence such subordination. Any lease to which this Lease is subject and subordinate is herein called “Superior Lease” and the lessor of a Superior Lease or its successor in interest, at the time referred to, is herein called “Superior Lessor”; and any mortgage to which this Lease is subject and subordinate, is herein called “Superior Mortgage” and the holder of a Superior Mortgage is herein called “Superior Mortgagee”. If any Superior Lessor or Superior Mortgagee or the nominee or designee of any Superior Lessor or Superior Mortgagee shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed, or otherwise, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”) and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the Successor Landlord (unless formerly the Landlord under this Lease) shall not be (a) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (b) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant, (c) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (d) bound by any modification of this Lease subsequent to such Superior Lease or Superior Mortgage, or by any previous prepayment of any rent for more than one (1) month, which was not approved in writing by the Successor Landlord, (e) liable to the Tenant beyond the Successor Landlord’s interest in the Property, (f) responsible for the performance of any work to be done by Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (g) required to remove any person occupying the Premises or any part thereof, except if such person claims by, through or under the Successor Landlord. Tenant agrees at any time and from time to time to execute a suitable instrument in confirmation of Tenant’s agreement to attorn, as aforesaid.

Section 2.08 Landlord’s Right to Enter: Tenant shall, during the Term of this Lease, permit Landlord and its agents and invitees to enter into and examine the Premises at reasonable times, and upon reasonable notice, and to show the Premises to prospective lessees, lenders, partners and purchasers and others having a bona-fide interest in the Premises, and to make such repairs, alterations and improvements and to perform such testing and investigation as Landlord shall reasonably determine to make or perform, and, during the last six (6) months prior to the expiration of any Term of this Lease, to keep affixed in suitable places notices of availability of the Premises.

ARTICLE III

Lease Term and Options to Renew

Section 3.01 Term: The term of this Lease (referred to herein as the “Term”) shall be for a period beginning on the Commencement Date, or such earlier date as is required by this Lease (i.e. if Tenant takes possession prior to Commencement Date) and continuing for the Initial Term and any extension thereof in accordance with the provisions of this Lease, unless sooner terminated as hereinafter provided.

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Section 3.02 Extended Term; Automatic Renewal: At the end of the Initial Term, and at the end of each extension thereof in accordance with the provisions of this Lease, and until this Lease is terminated as hereinafter provided, this Lease shall automatically extend for up to three (3) additional terms of five (5) Lease Years (each such period referred to herein as an “Extension Term”), on the same terms, covenants and conditions as are provided in this Lease, except for rent, which shall be increased in accordance with Section 4.01 of this Lease, unless notice is given by either Landlord or Tenant, in writing, at least 210 days before the commencement of any such Extension Term, expressly stating such party’s intent to terminate the Lease at the end of the current Term. Under no circumstances shall this Section 3.02 be construed as providing for a total lease term (including all Extension Terms) of more than 25 years.

Section 3.03 Surrender on Termination: Tenant shall, at the expiration or earlier termination of the Term of this Lease, surrender all keys to the Building and Premises; remove all of its trade fixtures and personal property in the Building and Premises; remove such installations (including wiring and cabling wherever located), alterations, signs and improvements made (or if applicable, restore any items removed) by or on behalf of Tenant as Landlord may request, wherever located; reimburse Landlord, on demand, for the cost of repairing all damage caused by such removal; and vacate and yield up the Premises (including all installations, alterations, signs and improvements made by or on behalf of Tenant except as Landlord shall request Tenant to remove), broom clean and in good order and repair. If Landlord so requests, Tenant, at its sole cost and expense, shall properly cap or seal its wiring and cabling (wherever located) at each end, properly label such wiring and cabling for future use, and surrender such wiring and cabling in a good and safe condition on or before the earlier of (i) the expiration or earlier termination of the Term of this Lease, or (ii) the date on which Tenant discontinues the use of such wiring and cabling. Any property not so removed shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine, and Tenant shall pay Landlord the entire cost and expense incurred by Landlord in effecting such removal and disposition, and in making any incidental repairs and replacements to the Premises, and for use and occupancy during the period after the expiration or earlier termination of the Term of this Lease and prior to the performance by Tenant of its obligations under this Section. Tenant shall further indemnify Landlord against all loss, cost and damage resulting from Tenant’s failure or delay in surrendering the Premises as above provided.

ARTICLE IV

Rent

Section 4.01 Payment of Rent: Tenant agrees to pay to Landlord, or as otherwise directed by Landlord, commencing on the Rent Commencement Date and continuing without interruption for the entire Term of this Lease, without offset, abatement, deduction or demand, the Annual Rent. Annual Rent shall be payable in equal monthly installments, in advance, with each monthly installment due on the twenty-fifth (25th) day of the calendar month that precedes the calendar month for which the Rent is due, at the Original Address of Landlord, or at such other place as Landlord shall from time to time designate by notice, by check drawn on a domestic bank. Annual Rent for any partial month shall be prorated on a daily basis (based on a 365 day year), and if Annual Rent commences on a day other than the first day of a calendar month, the first payment which Tenant shall make to Landlord shall be payable on the date Annual Rent commences and shall be equal to such pro-rated amount plus the installment of Annual Rent for the succeeding calendar month.

Section 4.02 Late Payments: If any installment of Annual Rent or any other sum due under this Lease is not paid on or before the date the same is due, then after the expiration of any applicable grace period, it shall bear interest from the date due until the date paid at the Default Rate (as defined in Section 10.04). In addition, if any installment of Annual Rent is unpaid for more than fifteen (15) days after the date due, Tenant shall pay to Landlord a late charge equal to the greater of One Hundred. Dollars ($100) or ten percent (10%) of the delinquent amount. The parties agree that the amount of such late charge represents a reasonable estimate of the cost and expense that would be incurred by Landlord in processing and administration of each delinquent payment by Tenant, but the payment of such late charges shall not excuse or cure any default by Tenant under this Lease.

Section 4.03 Security Deposit: If Tenant is in default, Landlord can use all or any lesser portion of any security deposit required to be maintained by Tenant under this Lease to cure the default or to compensate

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Landlord for all damage sustained by Landlord resulting from Tenant’s default. Tenant shall immediately on demand, pay to Landlord a sum equal to the portion of any such security deposit expended or applied by Landlord as provided in this section so as to maintain a security deposit in the sum required by this Lease. If Tenant has committed no uncured defaults under the terms and conditions of this Lease by the time of its termination, Landlord shall return to Tenant any security deposit deposited by Tenant with Landlord pursuant to the terms and conditions of this Lease. Landlord’s obligations with respect to any security deposit are those of a debtor and not a trustee. Landlord may maintain any such security deposit separate and apart from Landlord’s general funds, or may co-mingle such security deposit with Landlord’s general and other funds. Landlord shall not be required to pay Tenant interest on any security deposit.

Section 4.04 Estoppel Certificate: Tenant shall, within ten (10) days’ following written request by Landlord, execute, acknowledge and deliver to Landlord a written statement in form satisfactory to Landlord certifying: (a) that this Lease is unmodified and in full force and effect; and (b) that Tenant has no defenses, offsets or counterclaims against its obligations to pay the Annual Rent or any other charges, and to perform its other covenants under this Lease (or, if there have been any modifications, (i) that this Lease is in full force and effect as modified and stating the modifications and, (ii) if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail); (c) the dates to which the Annual Rent and other charges have been paid; and (d) any other matter pertaining to this Lease. Any such statement delivered pursuant to this Section 4.04 may be relied upon by any prospective purchaser or mortgagee of the Property, or any prospective assignee of such mortgage.

ARTICLE V

Landlord’s Covenants

Section 5.01 Affirmative Covenants: Landlord shall, during the Term of this Lease provide the following:

(a) Heat and Air-Conditioning. Landlord shall furnish heat, ventilation and air-conditioning (“HVAC”) to the Premises sufficient to maintain the Premises at comfortable temperatures for general office use, subject to all federal, state and municipal regulations, during Normal Building Operating Hours (as defined in the Rules and Regulations attached hereto as Exhibit G). If Tenant shall require HVAC service outside the hours and days above specified, Landlord may furnish such service and Tenant shall pay therefor such charges as may from time to time be in effect. In the event Tenant places an excessive number of persons or heat-generating equipment in the Premises which overloads the capacity of the Building HVAC systems or in any other way interferes with such system’s ability to perform adequately its proper functions, supplementary systems may, if and as needed, at Landlord’s option, be provided by Landlord, at Tenant’s expense. Landlord shall have no responsibility for providing any service from separate HVAC equipment, it being acknowledged and agreed that all HVAC services provided under this Lease shall be furnished from a centralized HVAC system serving the entire Building.

(b) Electricity. Landlord shall furnish to the Premises electricity to meet a requirement similar to the average load of other general office tenants of the Building. Tenant acknowledges that electrical service to the Premises is separately metered; that Tenant must set up its own account with the provider; and that Tenant must pay all charges for such electrical service directly to the provider. Tenant shall make no alterations or additions to the electrical distribution system or equipment serving the Property, Building and/or Premises without the prior written consent of Landlord in each instance. Tenant covenants and agrees that its use of electric current shall not exceed (i) the maximum load permitted from time to time under applicable governmental regulations or (ii) the capacity of existing feeders to the Building or the risers or wiring installation therein and Tenant may not use any electrical equipment which, in Landlord’s judgment, will overload such installations or interfere with the use thereof by other tenants of the Building. In the event that Tenant shall request additional electric energy, and if and to the extent such additional electric energy is available for use by Tenant without resulting in allocation to Tenant of a disproportionate amount of available electric energy, then Landlord may, in Landlord’s discretion, connect such additional electric energy to the Premises, and Tenant shall pay to Landlord a charge equal to Landlord’s then established connection charge for each additional amp of electric energy

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or portion thereof so supplied to the Premises in addition to the cost (including Landlord’s supervisory fee) of installing additional risers, switches and related equipment necessary in providing such additional electric energy.

(c) Cleaning; Water; Propane. Landlord shall provide for cleaning, maintenance and landscaping to the common areas of the Building and Property (including snow removal to the extent necessary to maintain reasonable access to the Building) in accordance with standards generally prevailing throughout the Term for comparable office space in Claremont, New Hampshire; and furnish water for ordinary drinking, lavatory and toilet facilities. Tenant shall be solely responsible for cleaning and maintaining the Premises in a neat, orderly and sanitary condition, and all costs and expenses associated therewith. Tenant acknowledges that water service to the Premises is separately metered; that Tenant must set up its own account with the provider; and that Tenant must pay all charges for such water service directly to the provider. Hot water provided to Tenant shall be heated by propane gas. Gas used to heat hot water may, at Landlord’s option, be separately metered and, in such case, Tenant shall pay all charges for the propane gas used to heat the hot water provided to Tenant, by payment directly to the provider. Tenant shall pay to Landlord upon invoice the actual costs incurred by Landlord for (i) extra cleaning work in the Building or on the Property required because of carelessness, indifference, misuse or neglect on the part of Tenant or its subtenants or its or their employees or visitors, (ii) removal from the Premises, Building and/or Property of any refuse that is not properly disposed of by Tenant or its subtenants or its or their employees or visitors in the trash receptacles placed outside of the Building by Landlord and marked for use by tenants (referred to herein as “Landlord’s Trash Receptacles”), and (iii) the cost of disposal of refuse and rubbish of Tenant, its subtenants or its or their employees or visitors in excess of that ordinarily accumulated in ordinary office occupancy, including, without limitation, kitchen oils and refuse (regardless of whether or not same is deposited in Landlord’s Trash Receptacles). If Tenant operates a restaurant, hotel, dining facilities, commercial kitchen or commercial food processing or preparation facility on the Premises, then Tenant shall (x) dispose of all kitchen refuse, cooking oils and other food waste generated by such facilities in accordance with applicable laws, shall not dispose of used cooking oils or the like by pouring them down any of the sinks, toilets located in the Building or otherwise introduce them into any wastewater disposal system located in the Building or on the Property; (y) shall not dispose of any cooking or waste oils in any of Landlord’s Trash Receptacles; and (z) be solely responsible for hiring a vendor to remove all cooking and waste oils from the Premises (a “Cooking Oil Disposal Vendor”) and disposing of them in accordance with applicable law at a lawful waste disposal facility located off of the Property, and for paying all costs and expenses associated therewith.

Landlord, its cleaning and maintenance contractors and their respective employees shall have access to the common areas of the Building and Property at all times as are necessary to maintain them in a neat, orderly and sanitary condition. Landlord agrees, to the extent reasonably practicable, to perform all such cleaning and maintenance services between the hours of 5:00 p.m. and 8:00 a.m.; and shall have the right to use, without charge therefor, all light, power and water in the Building and on the Property reasonably required to clean the Building and Property.

(d) Lighting. Landlord shall purchase and install standard lamps, tubes, bulbs, starters and ballasts for lighting fixtures in the Premises; and provide lighting to public and common areas of the Property.

(e) Accounts for Metered Utilities: Telephone; Other Utilities and Services. Tenant shall be solely responsible for applying for, setting-up and maintaining its own accounts with the providers of propane, electric and water service to the Building (referred to herein as the “Metered Utilities”). Tenant shall be solely responsible, and shall promptly pay, as and when due, all costs and expenses related to the commencement, use and termination of Metered Utilities. Landlord shall be under no obligation to furnish any utilities to the Property, Building or Premises other than as expressly provided for in this Lease. Tenant shall make its own arrangements for the installation or provision of telephone service, the provision of all services required by Tenant in order to maintain the Premises in a clean, neat and sanitary fashion (referred to herein as the “Cleaning Services”), if applicable, the hiring of a Cooking Oil Disposal Vendor, and all other utilities not expressly provided for under this Lease; provided, however, that Tenant shall not make application for or otherwise cause or permit such utilities to be brought to Property, Building or Premises or cause or permit the personnel of any Cleaning Services or, if applicable, Cooking Oil Disposal Vendor, to have access to or to perform services in or on the Property, Building or

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Premises, without Landlord’s advance written consent, which shall not be unreasonably withheld. Tenant shall be solely responsible, and shall promptly pay, as and when due, all costs and expenses related to the installation, use and maintenance of telephone services, Cleaning Services, if applicable, Cooking Oil Disposal Vendor, and those utilities not supplied by Landlord under this Lease, whether same are designated as a charge, tax, assessment, fees, expenses or otherwise.

(f) Repairs; Other Changes and Alterations. Except as otherwise expressly provided herein, Landlord shall make such repairs and replacements to the roof, exterior walls, floor slabs and other structural components of the Building, and to the common areas and facilities of the Building (including any common plumbing, electrical and HVAC equipment, elevators and any other common equipment or systems in the Building) as may be necessary to keep them in good repair and condition (exclusive of plumbing, electrical and HVAC equipment serving exclusively the Premises and exclusive of equipment installed by Tenant and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees, or licensees). Landlord may but shall not be required or obligated to make any changes, alterations, additions, improvements in, on or about the Premises or any part thereof, during the Term of this Lease, except to the extent same are required as part of the repair and maintenance obligations expressly provided for in this Lease.

(g) Parking. During the Term of this Lease, Landlord shall provide Tenant with access to parking spaces for the benefit of the Property as follows:

(i) Tenant and Tenant’s employees and visitors shall have the right to park passenger automobiles in up to 33 covered reserved parking spaces in the off-site covered parking garage identified on Exhibit H, and up to 15 uncovered reserved parking spaces in the off-site parking lot identified on Exhibit H (referred to herein collectively as the “Parking Facilities”).

(ii) No vehicles shall be left in the Parking Facilities overnight.

(iii) Landlord reserves the right to implement and modify systems to regulate access to and use of the Parking Facilities, including, without limitation, the use of parking passes, parking stickers, and card key access or any other system reasonably designated by Landlord.

(iv) Tenant acknowledges that Landlord is not required to provide any security or security services for the Parking Facilities.

(v) Tenant hereby indemnifies and shall hold Landlord harmless from and against all claims, loss, cost, or damage arising out of the use by Tenant and its employees and invitees of the Parking Facilities, except to the extent caused by the willful misconduct of Landlord or Landlord’s agent or employees.

(vi) Landlord reserves the right to designate and redesignate parking areas within the Parking Facilities, to change entrances or exits and alter traffic flow within the Parking Facilities, and to modify the Parking Facilities to any extent, except that Landlord shall not be permitted to reduce the number of parking spaces allocated to Tenant in each of the Parking Facilities without Tenant’s consent.

(vii) Tenant shall cause its employees and invitees to comply with Landlord’s rules and regulations pertaining to the Parking Facilities, as the same may be amended, revised or supplemented (the “Parking Facility Rules and Regulations”). The failure of Landlord to enforce any of the Parking Facility Rules and Regulations against any person shall not be deemed to be a waiver of such Parking Facility Rules and Regulations. Tenant shall be liable for all injuries or damages sustained by Landlord or by other tenants, occupants or invitees of the Building or Parking Facilities arising by reason of any breach of the Parking Facility Rules or Regulations by Tenant or by Tenant’s employees or invitees.

(h) Insurance. Throughout the Term of this Lease, Landlord shall maintain, for the benefit of Landlord and Landlord’s mortgagee, if any, a policy of comprehensive liability insurance with respect to

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the Property and policies of insurance covering damage to the Property, excluding Tenant’s equipment, furniture, fixtures and other personal property, in the amount of the full replacement value thereof without deduction for any depreciation thereof, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, and “all risk”. Additionally, Landlord may carry: (i) excess liability coverage insurance; and (ii) earthquake and/or flood damage insurance; and (iii) rental income insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require.

(i) Common Area Restrooms. Throughout the Term of this Lease, Landlord shall, maintain, for the benefit of Tenant, the other tenants located in the Building, and their respective employees and invitees, at least one male and one female common area restroom located on the same floor of the Building as the Premises, which common area restrooms shall be equipped and maintained in a manner comparable to those male and female common area restrooms currently located in other parts of the Building, and freely accessible to Tenant, its employees and invitees during Normal Business Hours.

(j) Waste Disposal. Throughout the Term of this Lease, Landlord shall, provide, for the benefit of Tenant, pick-up of ordinary office waste and refuse from the Landlord’s Waste Disposal Receptacles located on the Property, on a weekly basis.

(k) Interruption. Landlord shall have no responsibility or liability to Tenant for failure, interruption, inadequacy, defect or unavailability of any services, facilities, utilities, repairs or replacements or for any failure or inability to provide access or to perform any other obligation under this Lease caused by breakage, accident, fire, flood or other casualty, strikes or other labor trouble, order or regulation of or by any governmental authority, inclement weather, repairs, inability to obtain or shortages of utilities, supplies, labor or materials, war, civil commotion or other emergency, transportation difficulties or due to any act or neglect of Tenant or Tenant’s servants, agents, employees or licensees or for any other cause beyond the reasonable control of Landlord, and in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant due to any such failure, interruption, inadequacy, defect or unavailability; and failure or omission on the part of Landlord to furnish any of same for any of the reasons set forth in this paragraph shall not be construed as an eviction of Tenant, actual or constructive, nor entitle Tenant to an abatement of rent, nor render the Landlord liable in damages, nor release Tenant from prompt fulfillment of any of its covenants under this Lease.

Landlord reserves the right to deny access to the Building and to interrupt the services of the HVAC, plumbing, electrical or other mechanical systems or facilities in the Building when necessary from time to time by reason of accident or emergency, or for repairs, alterations, replacements or improvements which in the reasonable judgment of Landlord are desirable or necessary, until such repairs, alterations, replacements or improvements shall have been completed. Landlord shall use reasonable efforts to minimize the duration of any such interruption and to give to Tenant at least three (3) days’ notice if service is to be interrupted, except in cases of emergency.

(l) Outside Services. In the event Tenant wishes to obtain services or to hire vendors relating to the Premises, Tenant shall first obtain the prior approval of Landlord for the installation and/or utilization of such services or vendors. (“Outside services” shall include, but shall not be limited to, utility providers, security services, moving facilities, equipment installers, catering services and the like). Notwithstanding any Landlord approval of the installation and/or utilization of such services or vendors, such installation and utilization shall be at Tenant’s sole cost, risk and expense.

(m) Access to Building. During Normal Building Operating Hours, the Building shall be open and access to the Premises shall be freely available, subject to any rules and regulations adopted by Landlord. During periods other than Normal Building Operating Hours, Tenant shall have access to the Premises, but such access shall also be subject to any such rules and regulations. Outside of Normal Building Operating Hours, Landlord reserves the right to exclude from the Building all persons connected with or calling upon Tenant who do not present a pass to the Building signed by Tenant. Landlord will furnish passes to persons designated by Tenant and Tenant shall be responsible to Landlord for all acts of such persons.

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ARTICLE VI

Tenant’s Additional Covenants

Section 6.01 Affirmative Covenants: Tenant shall comply with the following affirmative covenants, fully and promptly, during the entire Term of this Lease:

(a) Perform Obligations. Tenant shall perform promptly all of the obligations of Tenant set forth in this Lease, and pay when due the Annual Rent and all other amounts which by the terms of this Lease are to be paid by Tenant.

(b) Use. Tenant shall, during the Term of this Lease, use the Premises only for the Permitted Uses and shall procure and maintain all licenses and permits necessary therefor and for any other use or activity conducted at the Premises, at Tenant’s sole expense. Tenant acknowledges and agrees that Tenant’s right to use the Premises shall not, under any circumstances, include the right to use the Premises for any of the Prohibited Uses.

(c) Repair and Maintenance. Tenant shall, during the Term of this Lease, maintain the Premises in neat, clean and sanitary order and condition that meets or exceeds the standards generally prevailing throughout the Term for comparable office space in Claremont, New Hampshire, and promptly notify Landlord of any needed repairs to the Premises and all fixtures, systems, and equipment therein as are necessary to keep them in good and clean working order, appearance and condition.

(d) Compliance with Law. Tenant shall, during the Term of this Lease, keep the Premises safe and equipped with all safety appliances so required; and comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises or other portions of the Property and arising out of any use being conducted in or on the Premises or arising out of any work performed by Tenant.

(e) Rules and Regulations. Tenant shall, during the Term of this Lease, observe and abide by the Rules and Regulations of the Building, a copy of which are attached hereto as Exhibit G as the same may from time to time be amended, revised or supplemented (the “Rules and Regulations”). Tenant shall further be responsible for compliance with the Rules and Regulations by the employees, servants, agents and visitors of Tenant.

(f) Financial Information. Tenant shall, from and after the Commencement Date of this Lease and thereafter throughout the Term of this Lease, provide Landlord with such information as to Tenant’s financial condition and/or organizational structure as Landlord or the holder of any mortgage of the Property and/or Building requires, within fifteen (15) days of request.

(g) Loading and Unloading: All loading and unloading of goods, supplies and equipment shall be done only through the designated service entrances to the Building.

(h) Hours of Operation. Tenant shall conduct and operate its business continuously during the usual business hours of business days of comparable business offices or, as applicable, hotels.

Section 6.02 Restrictions on Tenant’s Use: Tenant shall comply with the following negative covenants, fully and promptly, during the entire Term of this Lease:

(a) Nuisance. Tenant shall not injure, deface or otherwise harm the Premises; nor burn refuse or other materials in or about the Premises; nor commit any nuisance; nor permit in the Premises any vending machine (except such as is used for the sale of merchandise to employees of Tenant) or flammable fluids or chemicals (except such as are customarily used in connection with standard office equipment); nor permit any use, including cooking, to such extent as requires special exhaust venting; nor permit the emission of any objectionable noise, vibration or odor; nor make, allow or suffer any waste; nor make any use of the Premises which is improper, offensive or contrary to any law or ordinance or which will invalidate or increase the premiums for any of Landlord’s

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insurance with respect to the Property, Building and/or Premises, or which is liable to render necessary any alteration or addition to the Building; nor conduct any auction, fire, “going out of business” or bankruptcy sales. If the rate of any of Landlord’s insurance is increased as a result of a specific hazardous use or activity by Tenant, Tenant shall pay to Landlord, within ten (10) days after Landlord delivers to Tenant a statement from the insurance carrier that this rate increase was caused solely by an activity of Tenant on the Premises, a sum equal to the difference between the original premium and the increased premium, and thereafter said sum shall continue to be payable to Landlord, on demand, for so long as the rate increase remains in effect.

(b) Floor Load; Heavy Equipment. Tenant shall not overload the Premises or do anything on the Premises that will cause damage to the Premises. Tenant shall not place a load upon any floor of the Premises exceeding the lesser of the floor load capacity which such floor was designed to carry or which is allowed by law. No machinery, equipment or other appliances or fixtures shall be used or operated in or on the Premises that will in any manner injure the Premises, the Tenant shall be solely liable for and indemnify the Landlord against any injuries that occur to the Premises, to the Building or to other occupants of the Building as a result of its failure to comply with this paragraph. The installation and use of any equipment in the leased Premises shall conform to the generally accepted or recommended technical specifications for the equipment involved and shall not interfere with the use and enjoyment or create any damage to contiguous occupants. Prior to the installation thereof, Tenant shall submit to the Landlord all technical data regarding installation and use for approval. Landlord reserves the right to prescribe the weight and position of all heavy business machines and equipment, including safes, which shall be placed so as to distribute the weight. Business machines and mechanical equipment which cause vibration or noise shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient to absorb and prevent vibration, noise and annoyance. Landlord may at any time require the installation of insulating or detector machines or designate the hours of use of the equipment involved.

(c) Electricity. Tenant shall not connect to the electrical distribution system serving the Premises (i) a total load exceeding the lesser of the capacity of such system or the maximum load permitted from time to time under applicable governmental regulations or (ii) any fixtures, appliances or equipment other than telephone systems, dictation and transcription machines, photocopy, facsimile and shredding machines, personal computers, file servers, printers, scanners, modems and other customary computer peripherals, small office refrigerators, coffee makers, toasters, toaster ovens and microwave ovens, typewriters, calculators, adding machines, desk lamps, pencil sharpeners, clocks, and radios. The capacity of the electrical distribution system serving the Premises shall be the lesser of (i) the capacity of the branch of the system serving the Premises exclusively or (ii) Tenant’s Percentage of the capacity of the system serving the entire Building.

(d) Installation, Alterations or Additions. Tenant shall not make, or allow to be made, any installations, alterations, additions or improvements (collectively and individually referred to in this paragraph as “work”) in, to or on the Premises; nor make or permit the making of any holes in. the walls, partitions, ceilings or floors without on each occasion obtaining the prior consent of Landlord, and then only pursuant to plans and specifications approved by Landlord in advance in each instance. All work approved by Landlord to be performed to the Premises by Tenant shall (i) be performed in a good and workmanlike manner by contractors approved in advance by Landlord and in compliance with the provisions of plans and specifications approved in advance by Landlord, and all applicable zoning, building, fire, health and other codes, regulations, ordinances and laws, (ii) be made at Tenant’s sole cost and expense and at such times and in such a manner as Landlord may from time to time designate, (iii) be free of liens and encumbrances, and (iv) become part of the Premises, Building and the Property of Landlord without being deemed additional rent for tax purposes; Landlord and Tenant agreeing that Tenant shall be treated as the owner of the work for tax purposes until the expiration or earlier termination of the Term hereof, subject to Landlord’s rights to require Tenant to remove the same at or prior to the expiration or earlier termination of the Term hereof; and, to the extent Landlord shall make such election, title thereto shall remain vested in Tenant at all times. Tenant shall pay promptly when due the entire cost of any work to the Premises so that the Premises, Building and Property shall at all times be free of liens, and, at Landlord’s request, Tenant shall furnish to Landlord a bond or other security acceptable to Landlord assuring that any such work will be completed in accordance with the plans and specifications theretofore approved by Landlord and assuring that the Premises will remain free of any mechanics’ hen or other encumbrances that may arise out of such work. Prior to the commencement of any such work, and throughout and until completion thereof, Tenant shall maintain, or cause to be

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maintained, such insurance with coverage limits as shall be reasonably required by Landlord. Whenever and as often as any mechanic’s or materialmen’s lien shall have been filed against the Property based upon any act of Tenant or of anyone claiming through Tenant, Tenant shall within thirty (30) days of notice from Landlord to Tenant take such action by bonding, deposit or payment as will remove or satisfy the lien. Tenant shall, upon request of Landlord, execute and deliver to Landlord a bill of sale covering any work Tenant shall be required to surrender hereunder.

Tenant shall not, at any time, directly or indirectly, employ or permit the employment of any contractor, mechanic or laborer in the Premises, if such employment will interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately.

(e) Oil and Hazardous Materials. Tenant shall not introduce on or transfer to the Premises or Property, any Hazardous Materials (as hereinafter defined); nor dump, flush or otherwise dispose of any Hazardous Materials into the drainage, sewage or waste disposal systems serving the Premises or Property; nor generate, store, use, release, spill or dispose of any Hazardous Materials in or on the Premises or the Property, or to transfer any Hazardous Materials from the Premises to any other location; and Tenant shall not commit or suffer to be committed in or on the Premises or Property any act which would require any reporting or filing of any notice with any governmental agency pursuant to any statutes, laws, codes, ordinances, rules or regulations, present or future, applicable to the Property or to Hazardous Materials. This paragraph shall not prohibit Tenant from using minimal quantities of cleaning fluids, photocopy toner and other products or substances which may constitute Hazardous Materials, but which are customarily present in or about premises devoted to first-class administrative office uses, provided (i) that such use, including storage and disposal thereof, by Tenant is in strict compliance with all Environmental Laws and the manufacturer’s instructions and recommendations for the safe use and disposal of such products, and (ii) Tenant follows the highest recognized standard of care with respect to the use and disposal of such products.

The term “Hazardous Materials” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

The term “Environmental Laws” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, medical, biological, infectious, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

(f) Signs. Tenant shall not paint or place any signs or place any curtains, blinds, shades, awnings, aerials, or the like, visible from outside the Premises. Landlord shall not unreasonably withhold consent for signs or lettering on or adjacent to the entry doors to the Premises provided such signs (i) conform to Building standards adopted by Landlord and all applicable City of Claremont and State of New Hampshire requirements, and (ii) Tenant has submitted to Landlord a plan or sketch of the sign to be placed on or adjacent to such entry doors, and Landlord has given its advance written approval to same. Landlord agrees, however, to maintain a tenant directory in the lobby of the Building in which will be placed the name of each of tenants occupying the Premises and the location of the Premises in the Building. Tenant shall be required to obtain at its expense all permits and approvals required for the installation of any such signs or lettering (but shall not be permitted to seek any zoning or other similar relief for such signs without Landlord’s consent). Tenant shall not alter the facia or other external features of the building.

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(g) Prohibited Uses of Premises: Under no circumstances shall the Premises be used for any of the Prohibited Uses.

(h) Animals. No animals, livestock, birds or poultry of any kind shall be raised, bred, or kept in the Premises.

(i) Abandonment. Tenant shall not abandon or vacate the Premises during the Term.

ARTICLE VII

Casualty or Taking

Section 7.01 Termination: In the event that the Premises or the Property, or any material part thereof shall be destroyed or damaged by fire or casualty, shall be taken by any public authority or for any public use, or shall be condemned by the action of any public authority, then this Lease may be terminated at the election of Landlord. Notwithstanding any provision of this Lease to the contrary, Tenant shall have no right to terminate this Lease due to a fire or other casualty if the cause thereof was due to the negligence or other wrongful conduct of Tenant or any subtenant or assignee or any agent, employee or invitee of any of the foregoing. Landlord’s election to terminate the Lease, which may be made notwithstanding the fact that Landlord’s entire interest may have been divested, shall be made by the giving of notice by Landlord to Tenant within sixty (60) days after the date of the taking or casualty.

Section 7.02 Restoration: If Landlord does not elect to so terminate pursuant to Section 7.1, Landlord shall have sixty (60) days from the date of any destruction, damage or taking of a material portion of the Premises or Property to notify Tenant in writing as to the estimated length of time it shall take to restore the Premises. In such case, and except as provided in the last sentence of this Section 7.2, (i) this Lease shall continue in force, and (ii) so long as the damage is not caused by the negligence or other wrongful act of Tenant or its employees, agents, contractors or invitees, a just proportion of the Annual Rent shall be abated based on the nature and extent of the damages sustained by the Premises due to fire, casualty or taking, until the Premises or what may remain thereof, excluding any improvements to the Premises made at Tenant’s expense, shall be put by Landlord in proper condition for use. Landlord covenants to perform such restoration with reasonable diligence, to the extent permitted by the net proceeds of insurance recovered or damages awarded for any destruction, taking, or condemnation, and subject to zoning and building laws or ordinances then in existence. “Net proceeds of insurance recovered or damages awarded” refers to the gross amount of such insurance or damages actually made available to Landlord, less all sums retained by any Superior Lessor or Superior Mortgagee, and less less the reasonable expenses of Landlord incurred in connection with the collection of the same, including without limitation, fees and expenses for legal and appraisal services.

Section 7.03 Award: Irrespective of the form in which recovery may be had by law, all rights to damages or compensation resulting from any destruction of, damage to, or taking of any portion of the Premises or Property, shall belong solely to Landlord in all cases. Tenant hereby assigns, grants, conveys and transfers to Landlord all of Tenant’s rights to such damages or compensation and covenants to deliver such further assignments thereof as Landlord may from time to time request. Nothing contained herein shall be construed to prevent Tenant from prosecuting in any condemnation proceedings a claim for relocation expenses, provided that such action shall not affect the amount of compensation otherwise recoverable by Landlord from the taking authority.

ARTICLE VIII

Exculpation, Indemnity and Insurance Matters

Section 8.01 Insurance: Tenant shall, at its expense, take out and maintain, throughout the Term of this Lease, the following insurance:

(a) Commercial general liability insurance (on an occurrence basis, including without limitation, broad form contractual liability, bodily injury, property damage, fire, legal liability, and products

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and completed operations coverage) under which Tenant is named as an insured and Landlord (and the holder of any mortgage on the Premises or Property, as set out in a notice from time to time) are named as additional insureds as their interests may appear, in an amount which shall, at the beginning of the Term, be at least equal to the Commercial General Liability Insurance Limits, and, which, from time to time during the Term, shall be for such higher limits, if any, as Landlord shall determine to be customarily carried in the area in which the Premises are located at property comparable to the Premises and used for similar purposes; (b) worker’s compensation insurance with statutory limits covering all of Tenant’s employees working on the Premises; and (c) so-called “special form” property insurance on a “replacement cost” basis with an agreed value endorsement covering all furniture, furnishings, fixtures and equipment and other personal property brought to the Premises by Tenant or any party claiming under Tenant and all improvements and betterments to the Premises performed at Tenant’s expense.

(b) All such policies shall contain deductibles not in excess of that reasonably approved by Landlord, shall contain a clause confirming that such policy and the coverage evidenced thereby shall be primary with respect to any insurance policies carried by Landlord and shall be obtained from responsible companies qualified to do business and in good standing in the state of New Hampshire, which companies shall have a general policy holder’s rating in Best’s of at least A+ or otherwise be acceptable to Landlord. A copy of each paid-up policy evidencing such insurance (appropriately authenticated by the insurer) or a certificate (on ACORD Form 27 or its equivalent) of the insurer, certifying that such policy has been issued and paid in full, providing the coverage required by this Section and containing provisions specified herein, shall be delivered to Landlord prior to the commencement of the Term of this Lease and, upon renewals, not less than thirty (30) days prior to the expiration of such coverage. Each such policy shall be non-cancelable and not materially changed with respect to the interest of Landlord and such mortgagees of the Property (and others that are in privity of estate with Landlord of which Landlord provides notice to Tenant from time to time) without at least thirty (30) days’ prior written notice thereto. Any insurance required of Tenant under this Lease may be furnished by Tenant under a blanket policy carried by it provided that such blanket policy shall reference the Premises, and shall guarantee a minimum limit available for the Premises equal to the insurance amounts required in this Lease. Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant hereunder.

(c) Landlord and Tenant shall each endeavor to secure an appropriate clause in, or an endorsement upon, each property damage insurance policy obtained by it and covering the Building, the Premises or the personal property, fixtures and equipment located therein or thereon, pursuant to which the respective insurance companies waive subrogation and permit the insured, prior to any loss, to agree with a third party to waive any claim it might have against said third party. The waiver of subrogation or permission for waiver of any claim referred to herein shall extend to the agents of each party and its employees and, in the case of Tenant, shall also extend to all other persons and entities occupying or using the Premises by, through or under Tenant. If and to the extent that such waiver or permission can be obtained only upon payment of an additional charge then the party benefiting from the waiver or permission shall pay such charge upon demand, or shall be deemed to have agreed that the party obtaining the insurance coverage in question shall be free of any further obligations under the provisions hereof relating to such waiver or permission from such insurance companies.

(d) Subject to the foregoing provisions of this Section 8.01, and insofar as may be permitted by the terms of the property insurance policies carried by it, each party hereby releases the other with respect to any claim which it might otherwise have against the other party for any loss or damage to its property, excluding any deductible amounts, to the extent such damage is actually covered or would have been covered by policies of property insurance required by this Lease to be carried by the respective parties hereunder. In addition, each party hereby agrees to exhaust any and all claims against its property insurer(s) prior to commencing an action against the other for any property loss. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property (including rental value and business interruption), and (c) from legal liability for any loss or damage to property (no matter who the owner of the property may be), all to the extent that the releasing party’s loss or damage is insured or, if not insured, was insurable under commercially available fire and extended coverage property insurance policies, including additional coverages typically obtained by owners and tenants of comparable premises,

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even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible; provided, however, that the foregoing release on the part of Landlord shall not apply, and shall be deemed null and void, if and to the extent, that (i) the releasing party is self insured in whole or in part, or (ii) the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. Subject to the foregoing qualification with respect to self insurance and adequacy of insurance, it is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers or self-insurance programs for recovery against any such property loss or damage or legal liability, without (in the case of third party coverage) such insurance carriers having any rights of subrogation against the other party.

Section 8.02 Personal Property at Tenant’s Risk: Tenant shall, during the Term of this Lease keep, at the sole risk and hazard of Tenant, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which may be on the Property, and if the whole or any part thereof shall be lost, destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, Tenant shall hold harmless and indemnify Landlord from and against any and all injury, loss, damage or liability to Tenant or to any other person or entity arising out of said loss or damage.

Section 8.03 Indemnification: Tenant shall hold Landlord harmless, and exonerate and indemnify Landlord from and against (i) any and all claims, liabilities or penalties asserted by or on behalf of any person, firm, corporation, other entity, or public authority on account of nuisance or injury, death, damage or loss to person or property in or upon the Premises and/or the Property and (ii) any loss, cost, damage or expense incurred by Landlord (a) arising out of the use or occupancy of the Premises by Tenant or by any person claiming by, through or under Tenant (including, without limitation, the Approved Subtenant, and all patrons, employees, contractors, vendors, suppliers, invitees and customers of Tenant), (b) arising out of labor disputes with Tenant’s employees or strikes, picketing or other similar actions, or (c) on account of or based upon anything whatsoever done on or occurring in the Premises during the Term of this Lease except (and then only to the extent not subject to the provisions of Section 8.01(d)) if the same were caused by the gross negligence or willful misconduct of Landlord, its agents, servants or employees. In respect of the matters set forth in clause (i), Tenant shall indemnify Landlord (and such others as are in private of estate with Landlord) from and against all costs, expenses (including reasonable attorneys’ fees), and liabilities incurred in or in connection with any such claim, action or proceeding brought thereon; and, in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord and at Tenant’s expense, shall resist or defend such action or proceeding and employ counsel therefor reasonably satisfactory to Landlord.

Section 8.04 Limitation of Landlord’s Liability: The term “Landlord”, so far as covenants or obligations to be performed by Landlord are concerned, shall be limited to mean and include only the owner or owners at the time in question of Landlord’s interest in the Property, and in the event of any transfer or transfers of such title to said property, Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be concurrently freed and relieved from and after the date of such transfer or conveyance, without any further instrument or agreement, of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed, it being intended hereby that the covenants and obligations contained in this Lease on the part of Landlord, shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective period of ownership of such interest in the Property. Notwithstanding the foregoing, in no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to Landlord, be treated as an assumption by operation of law or otherwise, of Landlord’s obligations hereunder. Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder. The seller-lessee, and its successors in title, shall be Landlord hereunder unless and until such purchaser expressly assumes in writing Landlord’s obligations hereunder.

Tenant shall not assert nor seek to enforce any claim for breach of this Lease against any of Landlord’s assets other than Landlord’s interest in the Property, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under this Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee,

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officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) of Landlord shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for or on behalf of Landlord. In no event shall Landlord ever be liable to Tenant for any punitive damages or for any loss of business or any other indirect, special or consequential damages suffered by Tenant from whatever cause.

ARTICLE IX

Assignments and Subletting

Section 9.01 Assignment and Subletting Prohibited:

(a) Tenant covenants and agrees that, whether voluntarily, involuntarily, by operation of law, or otherwise, neither this Lease nor the term and estate hereby granted, nor any interest herein or therein, will be assigned, mortgaged, pledged, encumbered, or otherwise transferred and that neither the Premises nor any part thereof will be encumbered in any manner by reason of any act or omission on the part of Tenant, or used or occupied by anyone other than Tenant or for any use or purpose other than a Permitted Use, or be sublet (which term, without limitation, shall include granting of concessions, licenses, and the like) in whole or in part, or be offered or advertised for assignment or subletting, without Landlord’s consent, which shall not be unreasonably withheld, subject to the following provisions.

(b) Any request for Landlord’s consent under this Section 9.01 shall be accompanied by such information regarding any proposed assignee, subtenant, or occupant as Landlord shall reasonably require.

(c) If Tenant’s stock is not publicly held, the provisions of paragraph (a) of this Section 9.01 shall apply to a transfer (by one or more transfers) of a majority of the stock, limited liability company or partnership interests, or other evidences of ownership of Tenant as if such transfer were an assignment of this Lease. Such provisions shall not apply to transactions with an entity into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred or to any entity that controls or is controlled by Tenant or is under common control with Tenant, provided that in any of such event (i) the successor to Tenant has a net worth computed in accordance with general accounting principles to be at least equal to the net worth of Tenant immediately prior to such merger, consolidation, or transfer; (ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and (iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment or subletting.

(d) If this Lease be assigned, or if the Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may, at any time and from time to time, collect rent and other charges from the assignee, subtenant, or occupant and apply the net amount collected to the rent and other charges herein reserved, but no such assignment, subletting, occupancy, collection, or modification of any provisions of this Lease shall be deemed a waiver of this covenant or the acceptance of the assignee, subtenant, or occupant as a tenant or a release of the original named Tenant from the further performance by the original named Tenant hereunder. No assignment or subletting hereunder shall relieve Tenant from its obligations hereunder and Tenant shall remain fully and primarily liable therefor. No assignment or subletting or occupancy shall affect Permitted Uses.

(e) If for any assignment or sublease Tenant shall receive rent or other consideration, either initially or over the term of the assignment or sublease, in excess of (x) the rent called for hereunder (or in the case of the sublease of part, in excess of such rent allocable to the part) after appropriate adjustments to assure that all other payments called for hereunder are taken into account and (y) Tenant’s brokerage, improvement, and legal costs relating to such assignment or sublease (amortized ratably over the term of the sublease

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or assignment), Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of such excess of such payment of rent or other consideration received by Tenant promptly after its receipt.

(f) Within twenty (20) business days after Landlord’s receipt of all of the information and documents described in Section 9.01(b), Landlord may, at its option, in its sole and absolute discretion, by notice to Tenant, elect to (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to the proposed subtenant; (b) take an assignment of this Lease upon the same terms as those offered to the proposed assignee; or (c) terminate this Lease in the case of a proposed assignment or a proposed sublease of the entire Premises or as to the portion of the Premises subject to the proposed sublease, with a proportionate adjustment in the Rent payable hereunder if this Lease is terminated as to less than all of the Premises.

Section 9.02 Assignment and Subletting: Approved Subtenant: Section 9.01 notwithstanding, Landlord hereby gives its consent for Tenant to sublease a portion of the Premises to Red River Computer Co., Inc. (the “Approved Subtenant”), on the following terms and subject to the following covenants and conditions (referred to herein as the “Approved Sublease”):

(a) The Approved Sublease to the Approved Subtenant shall be on all of the same terms, covenants and conditions set forth in this Lease.

(b) Each of Tenant and Approved Subtenant shall execute and deliver this Lease to the Landlord, in order to evidence their agreement that the terms of the Approved Sublease between Tenant and the Approved Subtenant shall be on all and the same terms, covenants, conditions and other provisions as are set forth in this Lease, except as same are expressly modified by this Section 9.01; and said Lease as so executed by Tenant and Subtenant, shall constitute the “Approved Sublease” described in this Section 9.01.

(c) When this Lease is being applied as the Approved Sublease between Tenant as sublessor and Approved Subtenant as sublessee, all references to “Landlord” shall mean the Tenant in its capacity as sublessor under the provisions of the Approved Sublease, and all referenced to “Tenant” shall mean the Approved Sublessee in its capacities as sublessee under the provisions of the Approved Sublease.

(d) The foregoing notwithstanding, and notwithstanding any other provisions of this Section 9.01 to the contrary, it is expressly understood and agreed by Tenant and the Approved Subtenant that:

(i) Landlord shall have no obligations as “Landlord” under the Approved Sublease, it being agreed that all obligations of “Landlord” under the Approved Sublease shall be assumed solely and completely by Tenant, in its capacity as sublessor under the Approved Sublease; and

(ii) Even though Landlord shall have no obligations of any sort or nature to the Approved Subtenant under the Approved Sublease, or otherwise, Landlord shall be entitled to the complete benefit and protection of all those provisions in the Approved Sublease that benefit the “Landlord” which shall expressly include, but shall not be limited to, all those rights of indemnification, all those limitations on liability, and all. those exculpatory provisions benefiting the “Landlord” under the provisions of Sections 8.01 through 8.04, inclusive, of Article VIII of the Approved Sublease; and

(iii) Unless waived by Landlord in writing, the Approved Subtenant shall maintain the insurance required by Section 8.01 of the Approved Sublease, and in addition to the other requirements set forth therein, shall name Landlord as an additional insured under the insurance policies for which the Approved Subtenant is required to name the “Landlord” as an additional insured; and

(iv) Landlord shall have the right, but not the obligation, to enforce all of the terms, covenants, conditions and other provisions of the Approved Sublease, just as fully as if Landlord were the direct sublessor to the Approved Subtenant.

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(e) In addition to, and not in lieu of any of the foregoing provisions, each of Tenant and the Approved Subtenant hereby agree to indemnify and hold Landlord harmless from any disputes, claims, proceedings and/or damages directly or indirectly related to or in any way arising from the sublease between Tenant and the Approved Subtenant; it being agreed that it shall be the sole and exclusive responsibility of Tenant and the Approved Tenant to resolve same without the involvement of the Landlord or any liability to the Landlord.

Section 9.03 Termination: Should Tenant attempt to make or suffer to be made any such encumbrance, assignment, transfer or subletting, thereupon Landlord may, at its option, terminate this Lease forthwith by written notice, and upon such termination this Lease shall cease and end and be of no further force or effect, except as hereinafter otherwise provided.

Section 9.04 Involuntary Assignment: No interest of Tenant in this Lease shall be assignable by operation of law (excluding, without limitation, the transfer of this Lease by testacy or intestacy). Each of the Events of Default described in Sections 10.01(b) through 10.01(i), inclusive, shall be considered an involuntary assignment, An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

ARTICLE X

EVENTS OF DEFAULT AND REMEDY

Section 10.01 Events of Default:

(a) If Tenant (i) shall default in its obligations to pay the Annual Rent or any other charges or amounts under this Lease when due, or (ii) shall default in complying with its obligations under any other provision of this Lease, and if any such default shall continue for thirty (30) days after notice from Landlord designating such default; or

(b) if any assignment shall be made by Tenant for the benefit of creditors; or

(c) if Tenant’s leasehold interest shall be taken on execution of any judgment, order, or the like, issued by any court or any subdivision of any governmental authority having jurisdiction over Tenant; or

(d) if a lien or other involuntary encumbrance shall be filed against Tenant’s leasehold interest or Tenant’s other property, including said leasehold interest, and shall not be discharged within sixty (60) days thereafter; or

(e) if a petition shall be filed by Tenant for liquidation, or for reorganization or an arrangement under any provision of any bankruptcy law or code as then in force and effect; or

(f) if an involuntary petition under any of the provisions of any bankruptcy law or code shall be filed against Tenant and such involuntary petition shall not be dismissed within sixty (60) days thereafter; or

(g) if a custodian or similar agent shall be authorized or appointed to take charge of all or substantially all of the assets of Tenant; or

(h) if Tenant dissolves or shall be dissolved or shall liquidate or shall adopt any plan or commence any proceeding, the result of which is intended to include dissolution or liquidation; or

(i) if any order shall be entered in any proceeding by or against Tenant decreeing or permitting the dissolution of Tenant or the winding up of its affairs; or

(j) if Tenant shall fail to pay any installment of Annual Rent when due, Tenant shall cure such default within the grace period provided in clause (a) above, and Tenant shall, within the next year

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following the date such initial defaulted payment was first due, fail more than once to pay any installment of Annual Rent when due then, and in any of such cases indicated in clauses (a) through (j) hereof (collectively and individually, a “Default of Tenant”), Landlord may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter give notice to Tenant terminating this Lease and the Term hereof, which notice shall specify the date of termination, whereupon on the date so specified, the Term of this Lease and all of Tenant’s rights and privileges under this Lease shall expire and terminate but Tenant shall remain liable as hereinafter provided.

Section 10.02 Remedies:

(a) In the event of any termination pursuant to Section 10.01, Tenant shall pay the Annual Rent and other charges payable hereunder up to the time of such termination. Thereafter, whether or not the Premises shall have been re-let, Tenant shall be liable to Landlord for, and shall pay to Landlord the Annual Rent and other charges which would be payable hereunder for the remainder of the Term of this Lease had such termination not occurred, less the net proceeds, if any, of any reletting of the Premises, after deducting all expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, advertising costs, administration expenses, alteration costs, the value of any tenant inducements (including but without limitation free rent, moving costs, and contributions toward leasehold improvements) and any other expenses incurred in preparation for such reletting. Tenant shall pay such damages to Landlord monthly on the days on which the Annual Rent or other charges would have been payable hereunder if the Term of this Lease had not been so terminated.

(b) At any time after such termination, in lieu of recovering damages pursuant to the provisions of the immediately preceding paragraph with respect to any period after the date of demand, therefor, at Landlord’s election, Tenant shall pay to Landlord the greater of (i) the amount, if any, by which (A) the Annual Rent and other charges which would be payable hereunder from the date of such demand to the end of what would be the then unexpired Term of this Lease had such termination not occurred, shall exceed (B) the then fair rental value of the Premises for the same period, reduced to amortize over such period all costs or expenses which Landlord would incur to obtain such fair market rent, or (ii) an amount equal to the lesser of (x) the Annual Rent and other charges that would have been payable for the remainder of the Term of this Lease had such termination not occurred or (y) the aggregate of the Annual Rent and other charges accrued in the twelve (12) months ended next prior to such termination (without reduction for any free rent or other concession or abatement) except that in the event the Term of this Lease is so terminated prior to the expiration of the first full year of the Term of this Lease, the damages which Landlord may elect to recover pursuant to clause (ii) (y) of this paragraph shall be calculated as if such termination had occurred on the first anniversary of the Commencement Date and there had been no so-called free rent or other rental concession or any rental abatement.

(c) Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

(d) In case of any Default of Tenant, re-entry, expiration and repossession by summary proceedings or otherwise, Landlord may (i) relet the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a Term or terms which may at Landlord’s option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term of this Lease and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same and (ii) may make such alterations, repairs and decorations in the Premises as Landlord in its sole judgment considers advisable and necessary for the purpose of reletting the Premises; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event

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be liable in any way whatsoever for failure to relet the Premises, or, in the event that the Premises are relet, for failure to collect the rent under such reletting.

(e) To the fullest extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease.

Section 10.03 Remedies Cumulative: Except as expressly provided otherwise in Section 10.2, any and all rights and remedies which Landlord may have under this Lease, and at law and equity (including without limitation actions at law for direct damages, but expressly excluding indirect, special and consequential (foreseeable and unforeseeable) damages), for Tenant’s failure to comply with its obligations under this Lease shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

Section 10.04 Landlord’s Right to Cure Defaults: At any time with or without notice, Landlord shall have the right, but shall not be required, to pay such sums or do any act which requires the expenditure of monies which may be necessary or appropriate by reason of the failure or neglect of Tenant to comply with any of its obligations under this Lease (irrespective of whether the same shall have ripened into a Default of Tenant), and in the event of the exercise of such right by Landlord, Tenant agrees to pay to Landlord forthwith upon demand, as additional Rent, all such sums including reasonable attorneys fees, together with interest thereon at a rate (the “Default Rate”) equal to the lesser of (i) eighteen percent (18%) per annum, or (ii) the maximum rate of interest then permitted by law.

Section 10.05 Holding Over: Any holding over by Tenant after the expiration or early termination of the Term of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to one and one-quarter (1.25) times the greater of the fair market rental value for the Premises on a month-to-month basis or the Annual Rent in effect immediately prior to the expiration or earlier termination of the Term plus other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages, direct and/or consequential (foreseeable and unforeseeable), sustained by reason of any such holding over. Otherwise, all of the covenants, agreements and obligations of Tenant applicable during the Term of this Lease shall apply and be performed by Tenant during such period of holding over as if such period were part of the Term of this Lease.

Section 10.06 Effects of Waiver: Any consent or permission by Landlord to any act or omission by Tenant shall not be deemed to be consent or permission by Landlord to any other similar or dissimilar act or omission and any such consent or permission in one instance shall not be deemed to be consent or permission in any other instance.

Section 10.07 No Waiver, etc.: The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 10.08 No Accord and Satisfaction: No acceptance by Landlord of a lesser sum than the Annual Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

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Section 10.09 Costs of Enforcement: Tenant shall pay on demand Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease.

Section 10.10 Landlord’s Default: Landlord shall not be deemed to be in breach of, or in default in the performance of, any of its obligations under this Lease unless it shall fail to perform such obligation(s) and such failure shall continue for a period of thirty (30) days, or such additional time as is reasonably required to correct any such breach or default, after written notice has been given by Tenant to Landlord specifying the nature of Landlord’s alleged default. Tenant shall have no right to terminate this Lease for any breach or default by Landlord hereunder and no right, for any such breach or default, to offset or counterclaim against any rent due hereunder. Where provision is made in this Lease for Landlord’s consent and Tenant shall request such consent and. Landlord shall fail or refuse to give or shall delay in giving such consent, Tenant shall not be entitled to any damages and Tenant hereby waives any claim based on such failure, refusal or delay; provided however in any situation where Landlord is expressly required not to withhold its consent unreasonably Tenant shall (at its sole remedy) be entitled to bring an action for specific performance or injunction.

ARTICLE XI

General Provisions

Section 11.01 Recording: Landlord and Tenant agree not to record the within Lease. However, if either party requests the other party to do so, the parties shall execute a memorandum of lease which may be recorded by either party at such party’s cost and expense.

Section 11.02 Additional Acts: The parties agree to execute such additional documents as may be necessary to carry out the intentions, terms and conditions of this Lease.

Section 11.03 Time of Essence: Time is of the essence of this Lease, and of each provision.

Section 11.04 Successors in Interest: Each and all of the covenants, conditions, and restrictions in this Lease shall inure to the benefit of and shall be binding upon the successors in interest of Landlord.

Section 11.05 Modification: This Lease is not subject to modification, except in a writing signed by both Landlord and Tenant; provided, however, that Landlord may unilaterally amend the Rules and Regulations governing the use of the Building and Property by Tenant and the Landlord’s other tenants, employees, agents and invitees.

Section 11.06 Notice: Any written notice, request, demand, consent, approval, or other communication under this Lease shall be either (a) personally delivered, (b) sent by U.S. certified or registered mail, return receipt requested, postage prepaid, (c) sent by Federal Express or other reputable common carrier guaranteeing next business day delivery, or (d) sent by telecopier. Any such notice shall be deemed given and effective upon receipt or refusal of receipt thereof by the party to whom it is sent. Any party may designate, by written notice to the other party in accordance with this Section, a substitute address or telecopy number for notices; thereafter, notices are to be directed to that substitute address.

Section 11.07 Counterparts: This Lease may be executed in two or more counterparts, each, of which shall be deemed an original and all of which together shall constitute one instrument.

[Remainder of page intentionally blank. Signature pages follow.]

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SIGNATURE PAGE

EXECUTED by the parties as a sealed instrument on the Lease Execution Date set forth in Section 1.01 of this Lease.

LANDLORD:

Wainshal Mill Leasing Company LLC

By:	Wainshal Partners, LLC Its Manager

By:
Name:	John R. Illick
Title:	Manager

TENANT:

RRCC Realty, LLC

By:
Name:
Title:	Manager

EXECUTED by the undersigned on the Lease Execution Date set forth in Section 1.01 of this Lease, in order to evidence the parties’ agreement that (1) the Approved Sublease between the undersigned as Subordinate Landlord and Approved Subtenant that is described in Section 9.02.of the this Lease shall be on all and the same terms, covenants, conditions and other provisions of the foregoing Lease (other than identifying information for landlord and tenant); (2) all references in the Approved Sublease to “Landlord” shall mean the Subordinated Landlord and all references in the Approved Sublease to “Tenant” shall mean the Approved Subtenant; (3) each of the undersigned hereby adopts the foregoing Lease, as so modified, as the Approved Sublease; and (4) each of the undersigned hereby agrees to pay and perform all of their respective obligations thereunder.

SUBORDINATE LANDLORD:

RRCC Realty, LLC

By:
Name:
Title:	Manager

APPROVED SUBTENANT:

Red River Computer Company, Inc.

By:
Name:
Title:

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	SIGNATURE PAGE
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

SIGNATURE PAGE

EXECUTED by the parties as a. sealed instrument on the Lease Execution Date set forth in Section 1.01 of this Lease.

LANDLORD:

Wainshal Mill Leasing Company LLC

By Wainshal Partners, LLC Its sole manager

By:
Name:	John R. Illick
Title:	Manager

TENANT:

RRCC Realty, LLC

By:
Name:	Richard K. Mann
Title:	A. Manager

EXECUTED by the undersigned on the Lease Execution Date set forth in Section 1.01 of this Lease, in order to evidence the parties’ agreement that (1) the Approved Sublease between the undersigned as Subordinate Landlord and Approved Subtenant that is described in. Section 9.02 of the this Lease shall be on all and the same terms, covenants, conditions and other provisions of the foregoing Lease (other than identifying information for landlord and tenant); (2) all references in the Approved Sublease to “Landlord” shall mean the Subordinated Landlord and all references in the Approved Sublease to “Tenant” shall mean the Approved Subtenant; (3) each of the undersigned hereby adopts the foregoing Lease, as so modified, as the Approved Sublease; and (4) each of the undersigned hereby agrees to pay and perform all of their respective obligations thereunder.

SUBORDINATE LANDLORD:

RRCC Realty, LLC

By:
Name:	Richard K. Mann
Title:	A. Manager

APPROVED SUBTENANT:

Red River Computer Co., Inc.

By:
Name:	Richard K. Mann
Title:	Executive Vice President

COMMERCIAL LEASE (MASTER SUBLEASE FORM)
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC
SIGNATURE PAGE

SIGNATURE PAGE

(continued)

EXECUTED by the undersigned on the Lease Execution Date set forth in. Section 1.01 of this Lease, in order to evidence (i) the Master Landlord’s consent to Landlord and Tenant entering into this Lease, (ii) Subordinate Landlord and Approved Subtenant entering into the Approved Sublease, and (iii) for the additional limited purpose of agreeing to perform the obligations of Master Landlord set forth in Sections 2.04 and 2.05 of this Lease.

MASTER LANDLORD:

Claremont Mill Redevelopment, LLC

By:	Wainshal Partners, LLC Its Manager

By:
Name:	John R. Illick
Title:	Manager

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	SIGNATURE PAGE
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT A

DESCRIPTION OF PREMISES

(See attached plan)

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT B

Plans and Specifications for Building Renovations

(See attached)

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT C

Schedule for Completing Building Renovations

(See attached)

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	PAGE 29 OF 37
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT D

Tenant’s Work

A.	Generally

1. All alterations, installations or improvements (“Alterations”) to be made by Tenant in, to or about the Premises, including any Alterations to be made prior to Tenant’s occupancy of the Premises for the Permitted Use, shall be made in accordance with the requirements of this Exhibit and with any additional requirements stated in the Lease.

2. All submissions, inquiries approvals and other matters shall be processed through Landlord’s Building manager or property manager.

3. Additional and differing provisions in the Lease, if any, will be applicable and will take precedence over the terms of this Exhibit.

B.	Plans

1. Before commencing construction of any Alterations, Tenant shall submit for Landlord’s written approval, either a description of the Alterations or drawings and specifications for the Alterations as follows:

(i) Tenant shall submit drawings and written specifications (collectively, “Plans”) for all of Tenant’s Alterations, including mechanical, electrical and cabling, plumbing and architectural drawings. Drawings are to be complete, with full details and finish schedules, and shall be stamped by an AIA architect licensed in the state or district in which the Property is located certifying compliance with building codes.

(ii) Tenant may submit a complete description of Tenant’s Alterations (including sketches or diagrams as necessary) in lieu of submitting Plans if the proposed Alterations meet all of the following criteria: (1) they are cosmetic in nature (e.g. painting, wallpapering, installation of floor coverings, etc.), (2) they do not require a building permit, (3) they do not require work to be performed inside walls or above the ceiling of the Premises, and (4) they will not affect the Building structure or mechanical, electrical, plumbing or HVAC systems. Notwithstanding that Tenant’s proposed Alterations satisfy all of the preceding criteria, upon review of Tenant’s submission, Landlord shall have the right to require Tenant to submit Plans for all or any portion of the proposed Alterations.

2. Landlord shall review the description or Plans submitted by Tenant (“Tenant’s Design Submission”) and notify Tenant of approval or disapproval. If Landlord disapproves Tenant’s Design Submission, Landlord shall specify the reasons for its disapproval and Tenant shall revise Tenant’s Design Submission to meet Landlord’s objections, and shall resubmit the same to Landlord as so revised until Tenant’s Design Submission is approved by Landlord. No approval by Landlord of Tenant’s Design Submission shall constitute a waiver of any of the requirements of this Exhibit or the Lease. Tenant shall not make any changes to Tenant’s Design Submission after approval by Landlord, including changes required to obtain governmental permits, without obtaining Landlord’s written approval in each instance.

3. All mechanical, electrical, structural and floor loading requirements shall be subject to approval of Landlord’s engineers. Landlord also reserves the right to require Tenant to submit copies of shop drawings for Landlord’s review and approval.

4. Before commencing construction of any Alterations, Tenant shall provide Landlord with two (2) complete copies of Tenant’s Design Submission in final form as approved by Landlord.

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

C.	Selection of Contractors and Subcontractors

Before commencing construction of any Alterations, Tenant shall submit to Landlord the names of Tenant’s general contractor (the “General Contractor”) and any subcontractors for Landlord’s approval. If Landlord shall reject the General Contractor or any subcontractor, Landlord shall advise Tenant of the reasons(s) in writing and Tenant shall submit another selection to Landlord for Landlord’s approval.

D.	Insurance

Before commencing construction of any Alterations, Tenant will deliver to Landlord:

(i) Two (2) executed copies of the Landlord’s Insurance Requirements agreement from the general contractor and, if requested by Landlord, from the subcontractors (Landlord will return one fully executed copies to Tenant), and

(ii) Insurance certificates for the General Contractor and any subcontractors as required by the Insurance Requirements agreement, which shall include evidence of coverage for the indemnity provided by the General Contractor or subcontractor executing such agreement.

E.	Building Permit and Other Legal Requirements

1. Before commencing construction of any Alterations, Tenant shall furnish Landlord with a valid permit for the construction of the Alterations from the building department or other agency having jurisdiction in the municipality in which the Building is located (unless the Alterations are of a cosmetic nature not requiring a building permit). Tenant shall keep the original building permit posted on the Premises during the construction of the Alterations.

2. Tenant Design Submission, the Alterations, and the construction of the Alterations shall each be in strict compliance with (1) all applicable laws, codes, rules and regulations, including, without limitation, the Americans with Disabilities Act, state and local health department requirements, and occupational health and safety laws and regulations, and (2) all building permits, consents, licenses, variances, and approvals issued in connection with the Alterations. Notwithstanding anything to the contrary contained herein, no approval of Tenant’s Design Submission or Tenant’s Plans shall relieve Tenant of this obligation or invest Landlord with any responsibility for ensuring such compliance. Tenant shall ensure that the General Contractor and all subcontractors have the requisite licenses to perform their work. Tenant shall procure all permits, governmental approvals, licenses, variances and consents required for the Alterations and shall provide Landlord with a complete copy thereof promptly upon receipt of same by Tenant.

F.	Materials and Workmanship

1. All materials, equipment and installations must meet Landlord’s standards for the Building, as may be designated by Landlord from time to time, and all materials shall be new, commercial grade and of first-class quality. Any deviation from these requirements will be permitted only if clearly indicated or specified on Tenant’s Design Submission and approved by Landlord.

2. Alterations shall be constructed in a professional, first-class and workmanlike manner, in accordance with Tenant’s Design Submission.

3. The General Contractor shall guaranty all materials and workmanship against defects for a period of not less than one (1) year from installation. Notwithstanding any limitations contained in such guaranty or in any contract, purchase order or other agreement, during the entire term of the Lease, Tenant shall promptly repair or replace, at Tenant’s cost, any defective aspect of the Alterations except for insubstantial defects that do not adversely effect the Building or the appearance or rental value of the Premises, as determined by Landlord in its sole discretion.

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

4. Alterations must be compatible with the existing mechanical, plumbing, HVAC, electrical and life safety systems of the Building (collectively the “Building Systems”). In the event any Alterations shall interfere with the proper functioning of any Building System, Tenant shall promptly cause such repairs, replacements or adjustments to be made to the Alterations as are necessary to eliminate any such interference at Tenant’s sole cost and expense.

G.	Prosecution of the Work

1. All construction activities shall be conducted so as to avoid disturbance of other tenants. Landlord may require that all demolition and other categories of work that may inconvenience other tenants or disturb Building operations be scheduled and performed before or after Normal Building Operating Hours (at times determined by Landlord) and Tenant shall provide the Building manager with at least two Business Days’ notice prior to proceeding with any such work.

2. Unless Landlord directs otherwise, Tenant’s contractors shall have access to the Building during the Normal Building Operating Hours only. If Tenant’s contractors desire access to the Building at any other time, Landlord shall use reasonable efforts to provide such access, provided, however, that Tenant shall pay Landlord any additional, cost incurred by Landlord to provide such access, including, without limitation, additional costs for utilities, personnel, and security.

3. Prior arrangements for elevator use shall be made with the Building manager by Tenant or the General Contractor. Elevator cabs shall be properly padded, and no material or equipment shall be carried under or on top of elevators. If an operating engineer is required by any union rules, such engineer shall be paid for by Tenant.

4. Under no circumstances will any persons or material related to Tenant’s Alterations be allowed access through the Building’s front entrance without advance written approval of the Building manager.

5. If shutdown of risers and mains for electrical, HVAC, sprinkler or plumbing work is required (except for any shutdown or work to the HVAC or sprinkler systems described on Tenant’s Plans, as such term is defined in the Lease), such work shall be supervised by Landlord’s representative at Tenant’s expense. No work will be performed in Building mechanical equipment rooms except under Landlord’s supervision.

6. Alterations shall be performed under the supervision of a superintendent or foreman of the General Contractor at all times.

7. All areas adjacent to the construction area shall be sealed with plastic so as to not be affected by dust and debris. All floors shall be protected from the construction process.

8. The General Contractor or HVAC subcontractor shall block off supply and return grilles, diffusers and ducts to keep dust from entering into the Building HVAC system and thoroughly clean all HVAC units in the work area at the completion of the Alterations.

9. Construction debris shall be removed from the construction area daily and the construction area shall be kept neat and reasonably clean at all times. All construction debris is to be discarded in waste containment provided by the General Contractor only. No material or debris shall be stored outside the Premises or Building without the prior written approval of the Landlord’s representative.

10. Landlord shall have the right to instruct the General Contractor to deliver to Landlord, at Tenant’s expense, any items to be removed from the Premises during the construction of the Alterations.

11. Tenant, either directly or through the General Contractor, will immediately notify Landlord, in

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	PAGE 32 OF 37
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

writing, of any damage to the Building caused by the General Contractor or any subcontractors. Such damage shall be repaired within 72 hours unless otherwise directed by the Landlord in writing. Any damage that is not repaired may be repaired by Landlord at Tenant’s expense.

12. Construction personnel shall use the restrooms located within the Premises only. If there are no restrooms within the Premises, then construction, personnel shall use only those Building restrooms located on the floor where the work is being performed.

13. The General Contractor and all subcontractors shall cause their employees to adhere to all applicable Rules and Regulations of the Building.

14. Landlord shall have the right to supervise and inspect the Alterations as the work progresses and to require Tenant to remove or correct any aspect of the Alterations that does not conform to Tenant’s Design Submission approved by Landlord. Such supervision and inspection shall be at Tenant’s sole expense and Tenant shall pay Landlord’s reasonable charges for such supervision and inspection.

H.	Documents to Be Furnished to Landlord Upon Completion of Tenant’s Work

1. Within fifteen (15) days after the substantial completion of the Alterations, Tenant shall furnish Landlord with the following documents:

(i) record “as built” drawings in paper and electronic (CADD) format in AutoCad, current release version, showing all of the Alterations as actually constructed for all portions of the Alterations for which drawings were submitted;

(ii) if Plans for the Alterations were prepared by an architect, a written certification from the architect confirming that the Alterations were completed in accordance with the Plans and all applicable laws, codes, ordinances, and regulations;

(iii) full and final lien waivers and releases executed by the General Contractor and all subcontractors and suppliers;

(iv) if the Alterations include any HVAC work, a properly executed air balancing report signed by a professional engineer showing that the HVAC system is properly balanced for the season;

(v) copies of all warranties and guarantees received from the General Contractor, subcontractors and materials suppliers or manufacturers;

(vi) copies of all maintenance manuals, instructions and similar information pertaining to the operation and maintenance of equipment and fixtures installed in the Premises as part of the Alterations; and

(vii) a copy of the final, permanent certificate of occupancy or amended certificate of occupancy for the Premises.

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT E

Plans and Specifications for Initial Premises Fit-up

(See attached)

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT F

Schedule for Completing Initial Premises Fit-up

(See Exhibit C)

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	PAGE 35 OF 37
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT G

RULES AND REGULATIONS

1. The sidewalks, entrances, passages, corridors, vestibules, halls, elevators or stairways in or about the Building shall not be obstructed by Tenant.

2. Tenant shall not place objects against glass partitions, doors or windows which would be unsightly from the Building corridor or from the exterior of the Building, No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or fixed by Tenant on any window or part of the outside or inside of the Buildings without prior consent of Landlord.

3. Tenant shall not place a load upon any floor of the Building exceeding the lesser of the floor load which such floor was designed to carry or that allowed by law.

4. Tenant shall not waste electricity or water in the Building and shall cooperate fully with Landlord to assure the most effective operation of the Building HVAC system. All regulating and adjusting of HVAC equipment shall be done by the Landlord’s agents or employees.

5. No additional or different locks or bolts shall be affixed on doors by Tenant. Tenant shall return all keys to Landlord upon termination of Tenant’s Lease. Tenant shall not allow peddlers, solicitors or beggars in the Building and shall report such persons to the Landlord.

6. Tenant shall not use the Premises so as to cause any increase above normal insurance premiums on the Building.

7. No bicycles, vehicles or animals of any kind shall be brought into or kept in or about the Premises. No space in the Building shall be used for manufacturing or for the sale of merchandise of any kind at auction or for storage thereof preliminary to such sale.

8. Tenant shall not engage or pay any employees of the Building without approval from the Landlord. Tenant shall not employ any persons other than the janitor or employees of Landlord for the purpose of cleaning Premises without the prior written consent of Landlord.

9. All removals from the Building or the carrying in or out of the Building or the Premises of any freight, furniture or bulky matter of any description must take place at such time and in such manner as Landlord may determine from time to time. Landlord reserves the right to inspect all freight to be brought into the Building and to exclude from the Building all freight which violates any of the rules and regulations or provisions of Tenant’s Lease.

10. Normal Building Operating Hours are 8:00 a.m. to 6:00 p.m. Mondays through Fridays and 8:00 a.m. to 1:00 p.m. on Saturdays excluding New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day (and the applicable weekday when any such day occurs on. a weekend day) and all other federal, state, county or municipal holidays and all Sundays. Any day (other than a Saturday) on which Normal Building Operating Hours shall occur shall be a “Business Day”. Outside of Normal Building Operating Hours, Landlord reserves the right to exclude from the Building all persons connected with or calling upon Tenant who do not present a pass to the Building signed by Tenant. Landlord will furnish passes to persons designated by Tenant and Tenant shall be responsible to Landlord for all acts of such persons.

11. Tenant shall cooperate with Landlord in minimizing loss and risk thereof from fire and associated perils.

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

12. Tenant shall, at Tenant’s expense, provide artificial light and electric current for the Landlord and/or its contractors, agents and employees during the making of repairs, alterations, additions or improvements in or to the Premises.

13. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were designed and constructed and no sweepings, rubbish, rags, acid or like substance shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

14. Landlord reserves the right to establish, modify and enforce parking rules and regulations.

15. All refuse from the Premises shall be disposed of in accordance with the requirements established therefor by Landlord and no dumpster shall be overloaded by Tenant.

16. Landlord reserves the right at any time to rescind, alter or waive any rule or regulation at any time prescribed for the Building and to impose additional rules and regulations when in its judgment Landlord deems it necessary, desirable or proper for its best interest and for the best interest of tenants and other occupants and invitees thereof. No alteration or waiver of any rule or regulation in favor of one tenant shall operate as an alteration or waiver in favor of any other tenant. Landlord shall not be responsible to any tenant for the non-observance or violation by any other tenant however resulting of any rules or regulations at any time prescribed for the Building.

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WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC

EXHIBIT H

Designated Parking Spaces in Parking Facilities

(See attached)

COMMERCIAL LEASE (MASTER SUBLEASE FORM)	PAGE 38 OF 38
WAINSHAL MILL LEASING COMPANY LLC TO RRCC REALTY, LLC